EXHIBIT 23.01
Consent of Independent Registered Public Accounting Firm
The Board of Directors
Symantec Corporation:
We consent to the incorporation by reference in this Registration Statement on Form S-3 of Symantec Corporation of our reports dated June 15, 2005, with respect to the consolidated balance sheets of Symantec Corporation as of March 31, 2005 and 2004, and the related consolidated statements of income, stockholders’ equity and cash flows for each of the years in the three-year period ended March 31, 2005, and the related financial statement schedule, management’s assessment of the effectiveness of internal control over financial reporting as of March 31, 2005, and the effectiveness of internal control over financial reporting as of March 31, 2005, which reports are included in the Annual Report on Form 10-K of Symantec Corporation for the fiscal year ended April 1, 2005.
We also consent to the incorporation by reference in this Registration Statement on Form S-3 of Symantec Corporation of our reports dated April 6, 2005 with respect to the consolidated balance sheets of VERITAS Software Corporation as of December 31, 2004 and 2003, and the related consolidated statements of operations, stockholders’ equity and comprehensive income, and cash flows for each of the years in the three-year period ended December 31, 2004, and related financial statement schedule, management’s assessment of the effectiveness of internal control over financial reporting as of December 31, 2004, and the effectiveness of internal control over financial reporting as of December 31, 2004, which reports are included in the Form 8-K/A filed by Symantec Corporation dated September 16, 2005.
Our report dated April 6, 2005, on management’s assessment of the effectiveness of internal control over financial reporting and the effectiveness of internal control over financial reporting as of December 31, 2004, expresses our opinion that VERITAS Software Corporation did not maintain effective internal control over financial reporting as of December 31, 2004 because of the effect of a material weakness on the achievement of the objectives of the control criteria and contains an explanatory paragraph that states that the following deficiencies resulted in errors in accounting for software revenue recognition and have been identified and included in management’s assessment because, in the aggregate, they constitute a material weakness in internal control over financial reporting as of December 31, 2004:
•	Manual Order Entry Processes
As of December 31, 2004, VERITAS Software Corporation did not maintain adequate review procedures requiring validation by qualified personnel of information included in manual customer orders for software products and services to ensure that this information was accurately entered into its order processing system and to ensure revenue recognition in accordance with generally accepted accounting principles.

•	Software Revenue Recognition Review
As of December 31, 2004, VERITAS Software Corporation did not maintain adequate review procedures to ensure that multiple-element software arrangements and other related software revenue recognition requirements were accounted for in accordance with generally accepted accounting principles.
Our report dated April 6, 2005, contains an explanatory paragraph that refers to VERITAS Software Corporation’s adoption of Financial Accounting Standards Board Interpretation No. (FIN) 46, Consolidation of Variable Interest Entities an Interpretation of ARB No. 51, effective July 1, 2003.
We also consent to the references to our firm under the heading “Experts” in this registration statement.
/s/ KPMG LLP
Mountain View, California
October 4, 2005